Exhibit 99.1

SeaCube Container Leasing Ltd. Reports Third Quarter 2010 Results

Third Quarter 2010 highlights

  Completed initial public offering on November 2, 2010.
  Adjusted net income of $8.6 million, increased 8% from the second quarter of 2010. Adjusted net income per diluted common share was $0.43 after giving effect to the issuance of shares in the IPO. Net income of $4.8 million.
  Declared a fourth quarter dividend of $0.20 per share.
  Total revenues of $34.5 million, increased 2% from the second quarter of 2010.
  Average third quarter utilization of 98.2%.
  Total new equipment orders of more than $200 million year to date; 94% committed to long-term leases.
  Amended revolving credit facility to increase the size and term to $120 million and three years, respectively.

PARK RIDGE, N.J.--(BUSINESS WIRE)--November 11, 2010--SeaCube Container Leasing Ltd. (SeaCube) (NYSE: BOX), one of the world’s largest lessors of intermodal freight containers, today reported results for the third quarter ended September 30, 2010.

Adjusted net income(1) was $8.6 million for the third quarter of 2010, compared to $4.7 million in the third quarter of 2009, and $8.0 million for the second quarter of 2010. For the third quarter of 2010, adjusted net income per diluted common share was $0.52. Pro forma adjusted net income per diluted common share(1) would have been $0.43, if the number of weighted-average shares would have been increased by 3,450,000 shares as a result of the IPO. The Company focuses on adjusted net income because it excludes the impact of non-cash interest expense and non-recurring items that are unrelated to the operating performance of the business.

Total revenue was $34.5 million for the third quarter of 2010 compared to $33.3 million for the third quarter of 2009, and $33.7 million for the second quarter of 2010. Utilization continues to be strong with average third quarter utilization of 98.2%.(2) Adjusted EBITDA(1) was $53.2 million for the third quarter of 2010, compared to $52.7 million in the third quarter of 2009, and $53.0 million for the second quarter of 2010.

The Company reported net income of $4.8 million for the third quarter of 2010, versus net income of $2.6 million in the third quarter of 2009 and $7.3 million for the second quarter of 2010. The decrease in net income from the second quarter of 2010 to the third quarter of 2010 is primarily due to an increase of $3.1 million in non-cash interest expense. Net income per diluted common share was $0.29 for the third quarter of 2010, versus net income per diluted common share of $0.16 in the third quarter of 2009, and $0.45 in the second quarter of 2010.

Joseph Kwok, Chief Executive Officer of SeaCube, commented, "SeaCube posted strong results for the third quarter. We continue to make significant new container investments and we expect this growth to be reflected in our earnings going forward. We have ordered more than $200 million of new containers this year and 94% of these new containers have already been secured on long term leases. We expect to complete the delivery of substantially all of these new containers in the fourth quarter 2010, generating growth in equipment leasing revenue in 2011.”

Mr. Kwok continued, “In November, we completed our initial public offering. We have a strong balance sheet and we are well positioned to expand our fleet of containers and grow our earnings. We continue to actively pursue new container investments, particularly in the reefer segment, in order to take advantage of the robust demand for leased containers and a strong rate environment.”

Adjusted net income(1) was $25.4 million for the nine months ended September 30, 2010, compared to $15.8 million for the nine months ended September 30, 2009. For the nine months ended September 30, 2010, adjusted net income per diluted common share was $1.56. Pro forma adjusted net income per diluted common share(1) would have been $1.29, if the number of weighted-average shares would have been increased by 3,450,000 shares as a result of the IPO.

Total revenue was $101.3 million for the nine months ended September 30, 2010 compared to $108.8 million for the nine months ended September 30, 2009. Adjusted EBITDA(1) was $158.2 million for the nine months ended September 30, 2010 compared to $160.4 million for the nine months ended September 30, 2009.

The Company reported net income of $19.4 million for the nine months ended September 30, 2010 versus net loss of $14.3 million for the nine months ended September 30, 2009. Net income per diluted common share was $1.19 for the nine months ended September 30, 2010 versus net loss per diluted common share of $0.90 for the nine months ended September 30, 2009.

Dividend

On November 11, 2010, the Company’s Board of Directors approved and declared a $0.20 per share fourth quarter cash dividend on its issued and outstanding common shares, payable on January 18, 2011 to shareholders of record at the close of business on January 3, 2011.

Investors' Conference Call

In connection with this earnings release, management will host an earnings conference call and webcast on Friday, November 12, 2010 at 11:30 a.m. Eastern time. The live conference call may be accessed by dialing 1-866-347-8894 (from within the U.S.) or 1-706-643-5328 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "SeaCube Third Quarter Earnings Call." A simultaneous webcast of the conference call with an accompanying slide presentation will be available to the public at www.seacubecontainers.com. A telephonic replay of the conference call will be available until 11:59 p.m. on Friday, November 12, 2010 by dialing 1-800-642-1687 (from within the U.S.) or 1-706-645-9291 (from outside of the U.S.); please reference access code "23407679."

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world’s largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. As of September 30, 2010, we employed 74 people in seven offices in four countries and had total assets of $1.1 billion. We own or manage a fleet of 518,672 units, representing 815,207 twenty-foot equivalent units (TEUs) of containers and generator sets.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘target,’’ ‘‘projects,’’ ‘‘contemplates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in our prospectus filed with the SEC on October 28, 2010. Furthermore, SeaCube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

(1)	Adjusted net income, adjusted net income per diluted common share, proforma adjusted net income per diluted common share, and adjusted EBITDA are non-GAAP measurements. The Company’s definition and calculations are outlined in the attached schedules.
(2)	Utilization excludes assets held for sale and new units at the factory.

SeaCube Container Leasing Ltd.

Consolidated Balance Sheets (Amounts in thousands, except share data) (unaudited)

	September 30, 2010	December 31, 2009

Assets
Cash and cash equivalents	$16,237	$8,014
Restricted cash	17,362	22,060
Accounts receivable, net of allowance of $3,129 and $3,199, respectively	27,287	29,802
Net investment in direct finance leases	528,968	555,990
Leasing equipment, net of accumulated depreciation of $134,565 and $116,518, respectively	435,655	360,847
Goodwill	22,483	22,483
Shareholder note	8,185	89,116
Other assets	11,639	8,917
Total assets	$1,067,816	$1,097,229
Liabilities and shareholders’ equity

Liabilities:
Accounts payable	$3,122	$266
Accrued expenses and other liabilities	70,067	16,883
Fair value of derivative instruments	55,840	43,304
Deferred income	2,465	4,038
Deferred income taxes	2,726	120
Debt:
Due within one year	148,227	131,270
Due after one year	638,907	666,994
Total debt	787,134	798,264
Total liabilities	921,354	862,875
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value 400,000,000 shares authorized; 16,477,812 shares issued and outstanding at September 30, 2010; 16,000,000 shares issued and outstanding at December 31, 2009	165	160
Additional paid in capital	189,538	289,826
Retained earnings (deficit)	5,772	(13,586)
Accumulated other comprehensive income (loss)	(49,013)	(42,046)
Total shareholders’ equity	146,462	234,354
Total liabilities and shareholders’ equity	$1,067,816	$1,097,229

SeaCube Container Leasing Ltd.

Consolidated Statements of Operations (Amounts in thousands, except per share amounts) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues:
Equipment leasing revenue	$18,527	$16,612	$52,708	$57,573
Finance revenue	12,660	12,994	38,989	40,788
Other revenue	3,286	3,651	9,619	10,470
Total revenues	34,473	33,257	101,316	108,831
Expenses:
Direct operating expenses	1,656	2,681	5,715	7,183
Selling, general and administrative expenses	5,453	4,566	15,691	15,436
Depreciation expenses	8,886	8,854	25,684	29,069
Provision for doubtful accounts	122	1,824	(234)	3,615
Impairment of leasing equipment held for sale	291	1,270	1,073	4,778
Interest expense, including non-cash interest of $3,823, $2,151, $6,226 and $6,449, respectively	13,704	12,485	35,359	39,852
Interest income	(58)	(788)	(965)	(1,935)
Loss on terminations and modifications of derivative instruments	—	—	—	37,922
Gain on 2009 Sale	—	—	—	(15,583)
Loss on retirement of debt	—	—	—	1,330
Other expenses (income), net	(417)	(317)	(945)	1,244
Total expenses	29,637	30,575	81,378	122,911

Income (loss) before provision for income taxes	4,836	2,682	19,938	(14,080)
Provision (benefit) for income taxes	9	69	580	269
Net income (loss)	$4,827	$2,613	$19,358	$(14,349)
Net Income (loss) per common share
Basic	$0.29	$0.16	$1.19	$(0.90)
Diluted	$0.29	$0.16	$1.19	$(0.90)
Dividend per common shareholder	$—	$—	$0.175	$—

Non-GAAP Financial Measure

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. We define adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments, loss on terminations and modification of derivative instruments, gain on sale of assets, and write-offs of goodwill plus principal collections on direct finance lease receivables. SeaCube has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. SeaCube believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. Adjusted EBITDA is a non-GAAP measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided below.

SeaCube Container Leasing Ltd. Non-GAAP Reconciliation of Adjusted EBITDA (Amounts in thousands) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net income	$4,827	$2,613	$19,358	$(14,349)
Provision for income taxes	9	69	580	269
Depreciation expenses	8,886	8,854	25,684	29,069
Interest expense, net of interest income	13,646	11,697	34,394	37,917
Loss on terminations and modifications of derivative instruments	—	—	—	37,922
Gain on 2009 Sale	—	—	—	(15,583)
Loss on retirement of debt	—	—	—	1,330
Collections on net investment in direct financing leases, net of interest earned	25,791	29,480	78,202	83,843
Adjusted EBITDA	$53,159	$52,713	$158,218	$160,418

In addition, the Company has presented adjusted net income, adjusted net income per diluted common share and pro forma adjusted net income per diluted common share as a measure of financial and operating performance. We define adjusted net income (loss) as net income before non-cash interest expense related to terminations and modifications of derivative instruments, losses on retirement of debt, fair value adjustments on derivative instruments, loss on swap terminations, write-offs of goodwill and gain on the sale of assets. We use adjusted net income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. Adjusted net income is a non-GAAP measure, and, as such, a reconciliation of adjusted net income to net income is provided below.

SeaCube Container Leasing Ltd. Non-GAAP Reconciliation of Adjusted Net Income (Amounts in thousands, except share and per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income (loss)	$4,827	$2,613	$19,358	$(14,349)
Non-cash interest expense, net of tax	3,740	2,084	6,053	6,326
Loss on retirement of debt, net of tax	—	4	—	1,317
Loss on terminations and modifications of derivative instruments	—	—	—	37,922
Gain on 2009 Sale, net of tax		(46)	—	(15,427)
Adjusted net income	$8,567	$4,655	$25,411	$15,789

Adjusted net income per diluted common share	$0.52	$0.29	$1.56	$0.99

Common shares used in computing adjusted net income per diluted common share (a)	16,477,812	16,000,000	16,274,785	16,000,000

(a)	If, for purposes of calculating adjusted net income per diluted common share for the three and nine months ended September 30, 2010, the weighted-average shares outstanding during such periods were increased by the 3,450,000 shares offered during the IPO, the resulting pro forma adjusted net income per diluted common share for such periods would have been $0.43 and $1.29, respectively.

CONTACT:
Investors:
SeaCube Container Leasing Ltd.
David Doorley, 201-391-0800